UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2025

HALLIBURTON COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-03492	75-2677995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East,	Houston,	Texas	77032
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (281) 871-2699
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange
NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2025, Charles E. Geer, Jr., Senior Vice President and Chief Accounting Officer of Halliburton Company (“Halliburton”), provided notice of his resignation from such positions, effective July 16, 2025 as to the Chief Accounting Officer position and July 31, 2025 as to the Senior Vice President position, in order to pursue another opportunity outside of the energy services industry. Mr. Geer’s resignation was not the result of any disagreement with Halliburton on any matter relating to the operations, policies or practices of Halliburton.

On July 9, 2025, Halliburton’s Board of Directors appointed Stephanie Holzhauser as Senior Vice President and Chief Accounting Officer of Halliburton, effective July 16, 2025. In connection with her appointment, Ms. Holzhauser will serve as the principal accounting officer of Halliburton.

Ms. Holzhauser, age 45, has served in roles of increasing responsibility in the Finance and Accounting departments at Halliburton, most recently as Vice President of Operations Finance at Halliburton since April 2023. Prior to that, she served as Vice President of Finance, Western Hemisphere at Halliburton from September 2021 to April 2023 and Senior Director of Finance Global Business Lines at Halliburton from 2016 to September 2021, as well as in numerous other roles with both Completion and Production and Drilling and Evaluation experience during her more than 20 years at Halliburton. Ms. Holzhauser holds a Bachelor’s degree in Accounting from Louisiana State University and a Master’s degree in Accounting from Louisiana State University.

There are no family relationships between Ms. Holzhauser and any director or executive officer of Halliburton. Phillip Spoelker, who is the brother of Ms. Holzhauser, is employed by Halliburton in a non-executive officer position and received total compensation of approximately $240,000 from January 1, 2024 through June 30, 2025. Mr. Spoelker’s compensation was established by Halliburton in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and is commensurate with that of his peers in Halliburton’s compensation framework. There are no arrangements or understandings between Ms. Holzhauser and any other persons pursuant to which she was selected as Senior Vice President and Chief Accounting Officer.

In connection with Ms. Holzhauser’s appointment, Halliburton entered into an Executive Agreement with Ms. Holzhauser effective July 16, 2025 (the “Employment Agreement”). The Employment Agreement provides for a minimum annual base salary of $450,000, participation in the Halliburton Annual Performance Pay Plan, the Halliburton Company Performance Unit Program, and the Halliburton Company Stock and Incentive Plan, and severance payments consistent with other executive officers of Halliburton, as well as other employee benefit plans and programs on the same basis generally as other executive officers of Halliburton. For additional information on these plans and programs, please read “Compensation Discussion and Analysis” in Halliburton’s Definitive Proxy Statement on Schedule 14A for Halliburton’s 2025 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 1, 2025.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In connection with Ms. Holzhauser’s appointment, Halliburton will also enter into an indemnification agreement with Ms. Holzhauser, effective July 16, 2025 and in the form generally provided to executive officers of Halliburton, a copy of which is included as Exhibit 10.33 to Halliburton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Item 7.01. Regulation FD Disclosure.

On July 14, 2025, Halliburton issued a press release announcing a new Chief Accounting Officer, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified in such filing as being incorporated by reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Executive Agreement effective as of July 16, 2025, between Halliburton Energy Services, Inc. and Stephanie Holzhauser.

99.1 Press Release of Halliburton Company, dated July 14, 2025.

104 Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: July 14, 2025	By:	/s/ Pamela L. Taylor
Pamela L. Taylor
Vice President, Public Law and Assistant Secretary